EXHIBIT 99.1

For Immediate Release

WESTERN ASSET

MUNICIPAL PARTNERS FUND INC.

ANNOUNCES TENDER OFFER

New York, NY, November 20, 2006 — Western Asset Municipal Partners Fund Inc. (NYSE: MNP) (the “Fund”) announced today that the Fund’s Board of Directors has approved a tender offer to be commenced in the fourth quarter of 2006 for up to 5% of the Fund’s outstanding shares of common stock as of the commencement of the offer. The tender offer is pursuant to a Settlement Agreement, dated as of February 13, 2006, between the Fund and Karpus Management, Inc. (including certain affiliates thereof).

The tender offer will be for cash at a 2% discount from the net asset value at the termination of the offer.

Western Asset Municipal Partners Fund Inc. is a closed-end management investment company whose primary objective is to achieve a high level of current income which is exempt from regular federal income taxes, consistent with preservation of capital. As a secondary investment objective, the Fund intends to enhance portfolio value by purchasing tax-exempt securities that, in the opinion of the investment adviser, may appreciate in value relative to other similar obligations in the marketplace. The Fund is traded on the New York Stock Exchange under the trading symbol “MNP”. The Fund is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the investment adviser.

This announcement is not an offer to purchase nor a solicitation of an offer to sell shares. An offer will be made only by an Offer to Purchase and the related Letter of Transmittal. The Offer to Purchase and the related Letter of Transmittal when available should be read by stockholders because they will contain important information. Stockholders may obtain free of charge, when available, the Offer to Purchase and Letter of Transmittal from the web site (www.sec.gov) of the Securities and Exchange Commission. The Fund will also make available to its stockholders, without charge, the Offer to Purchase and Letter of Transmittal.

Periodically updated information on the Fund can be obtained through the Fund’s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund’s toll-free number is (888) 777-0102.

Contact:	Brenda Grandell
Director, Closed-End Funds
Legg Mason & Co., LLC
212-291-3775

Media Relations:	Mary Athridge
Media Relations
Legg Mason & Co., LLC
212-559-0104

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.